EXHIBIT 99.1

210 Westwood Place South, Suite 400 Brentwood, TN 37027

NEWS	FOR IMMEDIATE RELEASE

DOANE PET CARE ANNOUNCES PLAN TO REFINANCE ITS SENIOR SECURED CREDIT FACILITY

Brentwood, Tennessee, October 7, 2004 — Doane Pet Care Company (the “Company”) reported today that it plans to refinance its senior secured credit facility with a new senior secured facility of approximately $230 million in which Credit Suisse First Boston will serve as the administrative agent and sole lead arranger. The new credit facility is expected to mature on the earlier of five years from the closing date or 91 days prior to the maturity of the Company’s senior subordinated notes due May 15, 2007, as such notes may be amended, extended or replaced.

Philip Woodlief, Vice President and CFO, said, “the new agreement will provide additional financial flexibility by extending the average maturity of our capital structure while maintaining our liquidity and lowering our debt service costs.”

The Company said that it expects to complete the refinancing during the fourth quarter of 2004 although completion is subject to certain customary conditions.

Forward-Looking Statements
 All statements in this press release, including those relating to the Company’s plan to complete a refinancing, other than statements of historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers should not place undue reliance on any forward-looking statements, which speak only as of the date made. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. It is important to note that actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially include without limitation: decreases or changes in demand for the Company’s products, changes in market trends, general competitive pressures from existing and new competitors, price volatility of commodities, natural gas, other raw materials and packaging, foreign currency exchange rate fluctuations, future investment returns in its pension plans, changes in laws and regulations, adverse changes in operating performance, adverse economic conditions and other factors. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings, including without limitation the Company’s 2003 Annual Report on Form 10-K. We undertake no obligation to revise the forward-looking statements to reflect any future events or circumstances. All forward-looking statements attributable to the Company are expressly qualified in their entirety by this cautionary statement.

About the Company
 Doane Pet Care Company, based in Brentwood, Tennessee, is the largest manufacturer of private label pet food and the second largest manufacturer of dry pet food overall in the United States. The Company sells to approximately 500 customers around the world and serves many of the top pet food retailers in the United States, Europe and Japan. The Company offers its customers a full range of pet food products for both dogs and cats, including dry, semi-moist, wet, treats and dog biscuits. For more information about the Company, including its SEC filings and past press releases, please visit www.doanepetcare.com. However, nothing contained therein shall be deemed to be a part of this press release.

CONTACT: C. Edward Triplett, Corporate Treasurer, Tel: (615) 373-7774.

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